Exhibit (10)

                        Consent of Deloitte & Touche LLP


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-03963 of Acacia National Variable Annuity Separate Account II of our report dated March 8, 2002 (April 4, 2002 as to Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the National Association of Insurance Commissioner's Codification of Statutory Accounting Practices effective January 1, 2001) on the statutory financial statements of Acacia National Life Insurance Company and of our report dated February 13, 2002 on the financial statements of the subaccounts of Acacia National Variable Annuity Separate Account II, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Lincoln, Nebraska
April 4, 2002